Exhibit 99.1

News Release

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
763-354-1791

ARCTIC CAT ELECTS ANDREW S. DUFF TO BOARD OF DIRECTORS

MINNEAPOLIS, October 20, 2015 — Arctic Cat Inc. (NASDAQ: ACAT) announced today the election of Andrew S. Duff to its board of directors. Duff is chairman and CEO of Piper Jaffray Companies, a NYSE-listed investment bank and asset management firm. He also will serve on Arctic Cat’s audit committee. With this addition, Arctic Cat now has eight board members, all but one of whom are independent.

Commented Kenneth J. Roering, Arctic Cat’s board chair: “Andrew brings a stellar reputation and keen understanding of board governance and financial oversight. His business acumen and guidance will be invaluable, as Arctic Cat pursues its strategic plans to ignite growth organically and through bolt-on acquisitions. We are very pleased to welcome Andrew to the board and look forward to his contributions.”

Duff became chairman and chief executive officer of Piper Jaffray Companies in 2003. Since then, he also has served as chairman of Piper Jaffray’s broker-dealer subsidiary. Duff joined Piper Jaffray in its institutional fixed income sales department in 1980. He was subsequently promoted to leadership positions with increasing responsibility and was named president of the company’s individual investor services and capital markets areas until 1996. From 1996 through 2003, he served as president of Piper Jaffray and from 1999 through 2003 was vice chair of U.S. Bancorp’s wealth management group.

Arctic Cat Elects Andrew S. Duff To Board Of Directors – Page 7

Duff earned a bachelor’s degree from Tufts University in Medford, Mass. He attended the Advanced Executive Program at the Kellogg School of Management at Northwestern University.

Duff currently serves on the board of directors of the Securities Industry and Financial Markets Association (SIFMA), the University of St. Thomas board of trustees and the University of St. Thomas Opus College of Business strategic board of governors. He is a longstanding member of the Walker Art Center board of trustees, and is an advisor to the board of directors of Great Clips, Inc.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

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